Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

Mednax Reports Fourth Quarter Results

FORT LAUDERDALE, Fla., February 18, 2021 - Mednax, Inc. (NYSE: MD), the national medical group specializing in prenatal, neonatal, and pediatric services, today reported earnings from continuing operations of $0.05 per share for the three months ended December 31, 2020. On a non-GAAP basis, Mednax reported Adjusted EPS from continuing operations of $0.25.

For the 2020 fourth quarter, Mednax reported the following results from continuing operations:

•	Net revenue of $417 million;

•	Income from continuing operations of $4 million;

•	Net loss of $64 million; and

•	Adjusted EBITDA of $58 million.

“The fourth quarter of 2020 completed a year of significant change, following which we are entirely focused on our Pediatrix and Obstetrix medical group,” said Mark S. Ordan, Chief Executive Officer of Mednax. “While our results continued to be impacted by the COVID-19 pandemic, they also show our enhanced efficiency and financial strength, and we remain confident in the post-COVID earnings power of our organization. We believe we are well positioned to support our affiliated practices, to attract new clinicians and physician groups to Mednax, to grow in other women’s and children’s subspecialties, and to drive strong bottom line results.”

Operating Results from Continuing Operations – Three Months Ended December 31, 2020

As previously announced, Mednax completed the divestitures of Mednax Radiology Solutions on December 15, 2020, and of American Anesthesiology on May 6, 2020. The Company’s discussion of its results from continuing operations for the quarter and the year ended December 31, 2020 and the prior-year periods excludes the operating results from these businesses.

During the 2020 fourth quarter, Mednax’s operations were negatively impacted by reductions in patient volumes and revenue from the COVID-19 pandemic more significantly than in the third quarter of 2020.

Mednax’s net revenue for the three months ended December 31, 2020 was $416.6 million, compared to $458.6 million for the prior-year period. Mednax’s overall same-unit revenue declined by 9.5 percent, slightly offset by growth attributable to recent net acquisitions.

Same-unit revenue attributable to patient volume decreased by 6.6 percent for the 2020 fourth quarter as compared to the prior-year period, and as compared to a decrease of approximately 4.3 percent for the 2020 third quarter. In each case, this decline was primarily attributable to the impacts from the COVID-19 pandemic.

Shown below are year-over-year percentage changes in selected same-unit volume statistics for the quarter ended December 31, 2020.

Quarter ended December 31, 2020
Hospital-based patient services	(7.7)%
Office-based patient services	(6.1)%
Neonatology services (within hospital-based services):
Total births	(3.3)%
Neonatal intensive care unit (NICU) days	(6.3)%

Same-unit revenue from net reimbursement-related factors decreased by 2.9 percent for the 2020 fourth quarter as compared to the prior-year period. The net decrease in revenue from net reimbursement-related factors primarily reflects a decrease in the percentage of services reimbursed by commercial and other non-government payors, partially offset by increases in contract and administrative fees and funds received under the CARES Act. The percentage of patients reimbursed under commercial and other non-government programs decreased by approximately 200 basis points compared with the prior-year period.

For the 2020 fourth quarter, practice salaries and benefits expense was $284.8 million, compared to $300.1 million for the prior-year period, a decrease of $15.3 million. This decrease primarily reflects reductions in variable incentive compensation, based on practice-level revenue and other financial results during the quarter.

For the 2020 fourth quarter, general and administrative expenses were $54.7 million, as compared to $59.2 million for the prior-year period. This decrease reflects salary and net staffing reductions, partially offset by approximately $5 million in expenses incurred as part of the Company’s transitional services being provided to the buyers of American Anesthesiology and Mednax Radiology Solutions. Mednax was reimbursed for these transition services expenses and recorded such reimbursement as a component of investment and other income within non-operating income.

As previously disclosed, Mednax has incurred certain expenses related to transformational and restructuring related activities. For the fourth quarter of 2020, these expenses totaled $13.0 million, compared to $28.9 million for the fourth quarter of 2019. Of the expense recorded during the fourth quarter of 2020, $9.5 million related to executive management restructuring, contract termination fees, and position eliminations, while the remainder related to third-party consulting fees.

Adjusted EBITDA from continuing operations, which is defined as earnings from continuing operations before interest, taxes, depreciation and amortization, and transformational and restructuring related expenses, was $58.3 million for the 2020 fourth quarter, compared to $77.5 million for the prior-year period.

Depreciation and amortization expense was $7.7 million for the fourth quarter of 2020 compared to $7.1 million for the fourth quarter of 2019.

Investment and other income was $4.8 million for the fourth quarter of 2020 compared to $0.9 million for the fourth quarter of 2019. This increase primarily represents the reimbursement related to the transition services being provided to the buyers of American Anesthesiology Mednax Radiology Solutions.

Interest expense was $27.3 million for the fourth quarter of 2020 compared to $27.7 million for the fourth quarter of 2019.

Mednax generated income from continuing operations of $4.4 million, or $0.05 per diluted share, for the 2020 fourth quarter, based on a weighted average 85.1 million shares outstanding. This compares with income from continuing operations of $9.9 million, or $0.12 per diluted share, for the 2019 fourth quarter, based on a weighted average 83.3 million shares outstanding.

For the fourth quarter of 2020, Mednax reported Adjusted EPS from continuing operations of $0.25, compared to $0.45 for the fourth quarter of 2019. For these periods, Adjusted EPS from continuing operations is defined as diluted income from continuing operations per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, and discrete tax items.

Operating Results from Continuing Operations – Year Ended December 31, 2020

For the year ended December 31, 2020, Mednax generated revenue from continuing operations of $1.73 billion, compared to revenue of $1.78 billion for the prior-year period. Adjusted EBITDA from continuing operations for the year ended December 31, 2020 was $219.9 million, compared to $264.5 million for the prior year. Mednax reported loss from continuing operations of $9.6 million, or $0.11 per share, for the year ended December 31, 2020, based on a weighted average 83.4 million shares outstanding, which compares to income from continuing operations of $42.2 million, or $0.50 per share, based on a weighted average 84.0 million shares outstanding for the year ended December 31, 2019. For the year ended December 31, 2020, Mednax reported Adjusted EPS from continuing operations of $0.95, compared to $1.40 for the same period of 2019.

Financial Position and Cash Flow – Continuing Operations

Mednax had cash and cash equivalents of $1.12 billion at December 31, 2020, compared to $107.9 million on December 31, 2019, and net accounts receivable were $241.9 million.

During the fourth quarter of 2020, Mednax generated cash from continuing operations of $82.2 million, compared to $37.9 million during the fourth quarter of 2019, primarily reflecting an increase in cash flow from deferred income taxes and income taxes payable, partially offset by a decrease in cash from changes in other assets.

Additionally, on December 15, 2020, Mednax completed the sale of Mednax Radiology Solutions and received net proceeds, after related transaction expenses and customary adjustments, of approximately $865 million.

At December 31, 2020, Mednax had no outstanding borrowings under its $1.2 billion revolving credit facility and had total debt outstanding of $1.75 billion, consisting solely of its senior notes, and net debt of $626 million.

Subsequent to the end of 2020, on January 7, 2021, Mednax redeemed its $750 million in outstanding principal amount of 5.25% senior notes due 2023. Following this redemption, the Company anticipates that its net interest expense, related predominantly to its $1.0 billion in 6.25% senior notes due 2027 and assuming no material borrowings under its revolving credit facility, will be approximately $16 million per quarter.

Seasonality of Operating Results

Consistent with prior years, Mednax’s results from operations in the 2021 first quarter, when compared on a sequential basis to the 2020 fourth quarter, will be affected by annual seasonality. These recurring items reduce Mednax’s net income, Adjusted EBITDA and Adjusted EPS for the first quarter of each year, relative to other quarters throughout the year.

These factors include the incurrence of a disproportionate share of the annual expenses associated with Social Security payroll taxes and 401(k) match. These seasonal factors also include impacts on net revenue during the first quarter, on a sequential basis, because there are fewer calendar days than in the fourth quarter.

Discontinued Operations

The results for Mednax Radiology Solutions, American Anesthesiology and MedData are presented as discontinued operations for the quarter and year ended December 31, 2020 and all prior periods as relevant.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations to the most directly comparable GAAP measures for the three and twelve months ended December 31, 2020 and 2019 is provided in the financial tables of this press release.

Earnings Conference Call

Mednax, Inc. will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 1:30 p.m. EST today through midnight ET March 4, 2021 by dialing 866.207.1041, access Code 8270499. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

Mednax, Inc. is a national medical group comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of Mednax are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telehealth programs to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional entities, Mednax provides services through a network of more than 2,300 physicians in 39 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the COVID-19 pandemic on the Company and its financial condition and results of operations; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the Company’s ability to comply with the terms of its debt financing arrangements; the impact of the divestiture of the Company’s anesthesiology and radiology medical groups; the impact of management transitions; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its pediatrics and obstetrics business.

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Mednax, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net revenue	$416,630	$458,600	$1,733,951	$1,779,759

Operating expenses:
Practice salaries and benefits	284,772	300,073	1,193,940	1,180,759
Practice supplies and other operating expenses	24,235	23,223	90,690	95,911
General and administrative expenses	54,671	59,194	248,947	244,512
Depreciation and amortization	7,692	7,101	28,441	25,931
Transformational and restructuring related expenses	12,955	28,865	73,801	60,890

Total operating expenses	384,325	418,456	1,635,819	1,608,003

Income from operations	32,305	40,144	98,132	171,756
Investment and other income	4,849	909	17,913	3,686
Interest expense	(27,302)	(27,657)	(110,482)	(118,928)
Equity in earnings of unconsolidated affiliates	504	517	1,585	2,270

Net non-operating expenses	(21,949)	(26,231)	(90,984)	(112,972)

Income from continuing operations before income taxes	10,356	13,913	7,148	58,784
Income tax provision	(5,869)	(3,986)	(16,728)	(16,576)

Income (loss) from continuing operations	4,487	9,927	(9,580)	42,208
Loss from discontinued operations, net of tax	(68,783)	(596)	(786,908)	(1,539,910)

Net (loss) income	$(64,296)	$9,331	$(796,488)	$(1,497,702)

Per common and common equivalent share data (diluted):
Income (loss) from continuing operations	$0.05	$0.12	$(0.11)	$0.50

Loss from discontinued operations	$(0.81)	$(0.01)	$(9.44)	$(18.33)

Net (loss) income	$(0.76)	$0.11	$(9.55)	$(17.83)

Weighted average diluted shares outstanding	85,082	83,288	83,395	84,011

Mednax, Inc.

Reconciliation of Income (Loss) from Continuing Operations

to Adjusted EBITDA from Continuing Operations

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Income (Loss) from continuing operations	$4,487	$9,927	$(9,580)	$42,208
Interest expense	27,302	27,657	110,482	118,928
Income tax provision	5,869	3,986	16,728	16,576
Depreciation and amortization	7,692	7,101	28,441	25,931
Transformational and restructuring related expenses	12,955	28,865	73,801	60,890

Adjusted EBITDA from continuing operations	$58,305	$77,536	$219,872	$264,533

Mednax, Inc.

Reconciliation of Diluted Income (Loss) from Continuing Operations per Share to Adjusted Income from Continuing Operations per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2020		2019
Weighted average diluted shares outstanding	85,082		83,288
Income from continuing operations and diluted income from continuing operations per share	$4,487	$0.05	$9,927	$0.12
Adjustments (1):
Amortization (net of tax of $662 and $525)	1,986	0.02	1,575	0.02
Stock-based compensation (net of tax of $731 and $1,461)	2,191	0.03	4,384	0.05
Transformational and restructuring related expenses (net of tax of $3,239 and $7,216)	9,716	0.12	21,649	0.27
Net impact from discrete tax events	2,661	0.03	(450)	(0.01)

Adjusted income and diluted EPS from continuing operations	$21,041	$0.25	$37,085	$0.45

(1)	Our blended statutory tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended December 31, 2020 and 2019.

	Twelve Months Ended December 31,
	2020		2019
Weighted average diluted shares outstanding	83,395		84,011
(Loss) income from continuing operations and diluted (loss) income from continuing operations per share	$(9,580)	$(0.11)	$42,208	$0.50
Adjustments (1):
Amortization (net of tax of $2,294 and $1,814)	6,882	0.08	5,442	0.06
Stock-based compensation (net of tax of $5,281 and $8,353)	15,843	0.19	25,057	0.30
Transformational and restructuring related expenses (net of tax of $18,450 and $15,222)	55,351	0.66	45,668	0.55
Net impact from discrete tax events	10,541	0.13	(455)	(0.01)

Adjusted income and diluted EPS from continuing operations	$79,037	$0.95	$117,920	$1.40

(1)	Our blended statutory tax rate of 25% was used to calculate the tax effects of the adjustments for the twelve months ended December 31, 2020 and 2019.

Mednax, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of December 31, 2020	As of December 31, 2019
Assets:
Cash and cash equivalents	$1,123,843	$107,870
Investments	104,870	74,510
Accounts receivable, net	241,931	434,266
Other current assets	78,704	28,945
Intangible assets, net	26,642	28,587
Operating and finance lease right-of-use assets	55,972	56,413
Goodwill, other assets, property and equipment	1,715,986	1,687,814
Assets held for sale	—	1,727,496

Total assets	$3,347,948	$4,145,901

Liabilities and equity:
Accounts payable and accrued expenses	$423,157	$410,637
Total debt, net	1,744,805	1,730,238
Operating lease liabilities	59,903	62,897
Other liabilities	372,366	290,240
Liabilities held for sale	—	152,893

Total liabilities	2,600,231	2,646,905
Total equity	747,717	1,498,996

Total liabilities and equity	$3,347,948	$4,145,901